Exhibit 10.1 - Confidential Materials Omitted And Filed Separately With The Securities And Exchange Commission. Asterisks Denote Omissions

Final

OPERATION SERVICES AGREEMENT

THIS OPERATION SERVICES AGREEMENT (the "Agreement") is entered into in Taizhou, China on July 3, 2007 (the "Effective Date") between:

Zhejiang Hisun Pharmaceutical Co., Ltd., 46 Waisha Road, Jiaojiang District, Taizhou City, Zhejiang, The Peoples Republic of China (hereinafter referred to as "Hisun"), whose legal representative is Mr. Bai Hua, who holds the position of President, and is of Chinese nationality; and

Alpharma (Taizhou) Pharmaceutical Co., Ltd., 56 Binhai Road, Jiaojiang District, Taizhou City, Zhejiang, The Peoples Republic of China (hereinafter referred to as "Alpharma"), whose legal representative is Mr Carl-Ake Carlsson, who holds the position of Chairman of the Board, and is of Norwegian nationality.

WHEREAS, Alpharma and Hisun have concurrently herewith entered into an Acquisition and Construction Agreement concerning Alpharma's purchase from Hisun of certain of Hisun's assets used to produce Vancomycin, including final handling, and Hisun 's construction for Alpharma of an additional manufacturing facility to produce Vancomycin;

WHEREAS, The Parties have, also concurrently herewith, entered into a Lease Agreement relating to the buildings and premises and fermentation assets and certain existing equipment used for the manufacture of Vancomycin;

WHEREAS, Alpharma's Parent and Hisun have entered into a Manufacturing and Supply Agreement pursuant to which Hisun will manufacture and supply to Alpharma's Parent Vancomycin until such time that the new manufacturing facility has been completed and Alpharma has obtained its Pharmaceutical Manufacturing License all pursuant to the terms and conditions set forth in the Manufacturing and Supply Agreement; and

WHEREAS, Alpharma desires Hisun to perform certain services related to Alpharma's manufacture of Vancomycin in accordance with the terms and conditions of this Agreement, and Hisun desires to perform those services for Alpharma in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED as follows:

1. Definitions

1.1 Capitalized terms not defined in this Agreement shall have the meanings set forth in the Index of Definitions attached as Schedule 1 to the Acquisition and Construction Agreement. In addition, the following terms shall have the respective meanings set forth below:

Agents	has the meaning specified in Clause 24.2.
Agreement	has the meaning specified in the preamble above.
Change	has the meaning specified in Clause 13.1.
****	has the meaning specified in Clause 14.2.
Environmental Permit	has the meaning specified in Clause 9.5.
Initial Term	has the meaning specified in Clause 25.1.
****	has the meaning specified in Clause 14.2.2.
****	has the meaning specified in Clause 14.2.
Production Plan	has the meaning specified in Clause 11.1.
Recipient	has the meaning specified in Clause 24.1.
Renewal Term	has the meaning specified in Clause 25.1.
Service Fee	has meaning specified in Clause 14.1.
Shared Service Fee	has meaning specified in Clause 6.1.
Term	means the term of the Agreement as provided in Clause 25.1.
Territory	means worldwide.
Trademarks	means the trademarks of Alpharma listed in Appendix 1.

2. Services

2.1 Hisun agrees to perform the Services from the Effective Date and during the Term in accordance with this Agreement and the Appendices. The Services will include those activities that are specified as Hisun's responsibility in the Agreement or its Appendices. The division of responsibility between the Parties concerning the manufacturing of the Product is specified in particular in the Technical (GMP) Agreement.

3. Services related to the Maintenance of the Manufacturing Facility; Utilities

3.1 Hisun will, at its cost, provide and make available all utilities (i.e. heating, electricity, hot and cold water, steam and any other relevant utilities) required for the manufacture of the Product in the Manufacturing Facility as requested by Alpharma. Alpharma will compensate Hisun for the costs incurred in this respect as provided in Clause 14.5 and Appendix 2.

3.2 Hisun will use reasonable commercial efforts to maintain the Manufacturing Facility in accordance with written maintenance plans to be established in writing by Alpharma. Hisun shall carry out such maintenance plans in a timely and workmanlike manner which shall not jeopardize the continued effectiveness of the Regulatory Documents. The costs of maintaining the Manufacturing Facility shall be divided between the Parties as set out in Clauses 3.3 and 3.4.

3.3 Alpharma is responsible for the out-of-pocket costs of maintaining the Manufacturing Equipment except the Leased Manufacturing Equipment. Alpharma shall compensate Hisun for the out-of-pocket cost incurred in this respect according to Clause 14.5 and Appendix 2, provided the costs are incurred by Hisun in accordance with the maintenance plan approved by Alpharma as provided above. Alpharma is also responsible for the costs of obtaining any new or replacement machinery and equipment that Alpharma determines is necessary which shall be automatically considered part of the Manufacturing Equipment, and thus shall also be maintained by Hisun at Alpharma's cost. Alpharma shall also be responsible for all maintenance costs caused directly by Alpharma's failure to use commercially reasonable efforts to follow the manufacturer's operating guidelines for the Manufacturing Equipment.

3.4 Hisun is responsible for all of its obligations under the Lease Agreement, including the costs of maintaining the Leased Buildings and the Leased Manufacturing Equipment. For the avoidance of doubt, Hisun is also responsible for maintenance cost related to any other facilities used by Hisun in the performance of the Services.

3.5 All Manufacturing Equipment shall be owned by Alpharma (except for the Leased Manufacturing Equipment leased under the Lease Agreement), and Hisun must ensure that all such Manufacturing Equipment is clearly identified as such at all times by having a label clearly stating "Property of Alpharma - Not to be removed without the prior written permission of Alpharma" or such other identification reasonably requested by Alpharma. Hisun shall, at Alpharma's reasonable request, sign any documents reasonably necessary in order to secure Alpharma's title to such machinery and equipment including written acknowledgement to the effect that Alpharma owns such machinery and equipment with a detailed identification of such machinery and equipment.

3.6 Hisun undertakes to preserve and safeguard the Manufacturing Equipment owned by Alpharma at all times with at least the same degree of care as Hisun uses in respect of its own machinery and equipment and in no event less than reasonable care. Hisun agrees not to use the Manufacturing Equipment and the Leased Buildings for any purpose other than performing the Services under this Agreement without Alpharma's prior written approval.

4. Services related to Quality Control and Quality Assurance

4.1 Hisun shall perform all necessary quality control and quality assurance services and activities as specified in the Technical (GMP) Agreement provided that these services shall be provided by Hisun only for a reasonable period after the Effective Date and until Alpharma is able to perform the services itself.

4.2 The Services shall be performed in accordance with (i) the provisions of this Agreement, (ii) the Specifications, (iii) the Technical (GMP) Agreement, (iv) cGMP and (v) all other instructions, standards and specifications regarding the manufacture not inconsistent with the requirements of this Agreement as reasonably requested by Alpharma from time to time.

4.3 Hisun shall perform the Services with all reasonable skill and care and in no event with less skill and care than is required by the cGMP.

4.4 Alpharma shall be responsible for release of the Product. Hisun shall perform and provide analysis and testing of the Product in this respect in accordance with the Technical (GMP) Agreement and Appendix 7.

4.5 Alpharma shall reimburse Hisun the out-of-pocket costs related to the quality control and quality assurance services in accordance with Clause 14.5.

5. Services related to Environmental and Fire Prevention

5.1 Hisun will be responsible for compliance with Environmental, Health and Safety Laws and fire prevention laws related to the Manufacturing Facility, including establishing and maintaining the necessary plans for environmental and fire prevention matters and the implementation of such plans including regular tests and ongoing preparedness.

5.2 In addition, Hisun shall be responsible for waste water discharge and solid waste disposal from the Manufacturing Facility and the other volume-dependent environmental operating costs that are specifically listed in Appendix 2. Alpharma shall reimburse Hisun for its costs incurred in this respect according to Clause 14.5 and Appendix 2.

5.3 It is Hisun's obligation to ensure that the environmental and fire prevention plans are in compliance with all applicable laws and regulations in The Peoples Republic of China.

6. Shared Services

6.1 Hisun shall perform certain additional services that shall be performed by service providers not devoted exclusively to the Vancomycin operations such as construction and maintenance of ingress and egress roads, provision of meals, dormitories and medical treatment and commuter bus service for Alpharma Employees to the same extent as provided for similarly situated employees of Hisun, site security, gardening and other site services (the "Shared Services"). Alpharma shall compensate Hisun for providing the Shared Services by payment of **** payable as set forth in Clause 15.2 (the "Shared Services Fee").

7. Services related to purchase and storing of Raw Materials

7.1 Hisun shall provide adequate storage facilities for raw materials used by Alpharma in accordance with the Technical (GMP) Agreement and Alpharma's instructions, standards and specifications at appropriate storage facilities.

7.2 Hisun will provide purchasing and procurement services related to the raw material including quality control of raw material, handling, administration of purchasing and procurement, etc., in accordance with the Technical (GMP) Agreement, Appendix 3 and Appendix 5 and any additional guidelines to be agreed between the Parties.

7.3 Alpharma will, at its own cost, be responsible for purchasing all raw materials and packaging materials required for the manufacture of the Product and for the selection of such raw materials and raw material suppliers. However, the Parties may agree that certain raw materials and packaging materials required for the manufacture and packaging of the Product may, upon the agreement of the Parties, be provided by Hisun. In such case, Alpharma will compensate Hisun for its out-of-pocket costs incurred in this respect in accordance with Clause 14.5 and Appendix 2 unless otherwise agreed.

8. Services related to Alpharma Employees

8.1 Hisun shall permit Alpharma, all Alpharma Employees and all designated consultants and agents of Alpharma full, free and unrestricted access at all times to the Leased Buildings. If Alpharma believes that it has a need for access to other buildings within the Hisun site, Alpharma shall notify Hisun of that belief, and Hisun will agree to provide such access to other buildings provided that such access is reasonably required by Alpharma in order to manufacture the Product, and provided further that Alpharma agrees to adhere to any restrictions or guidelines for such access to other buildings set out by Hisun.

8.2 Alpharma is entitled to station Alpharma Employees and other representatives at the Leased Buildings for any purposes related to the production of the Product and the operation of the Manufacturing Facility. Hisun will provide necessary office space and equipment for the Alpharma Employees in the Leased Buildings.

8.3 Hisun will provide advice to Alpharma in relation to Alpharma's performance of payroll and administration services related the Alpharma Employees for a transitional period after the Effective Date.

8.4 Hisun agrees that neither it nor its Affiliates will actively seek to employ any Alpharma Employee during the Term who is a manager or senior employee.

9. Services related to Manufacturing Authorizations and Certificates

9.1 Alpharma shall be responsible for procuring and will own or validly hold a valid Manufacturing Authorization for the Product, Certificate of Good Manufacturing Practices for Pharmaceutical Products of The People's Republic of China, relevant environmental permits and such other governmental permits, licenses and authorizations not required to be procured by Alpharma or Hisun prior to the Effective Date which are necessary to manufacture and sell the Product as contemplated by this Agreement. In the event that Hisun becomes aware of any facts or circumstance that could adversely affect any such authorization or permits in a material way, Hisun will promptly notify Alpharma.

9.2 Hisun agrees to participate, and request its counsel to participate, in the procurement and retention of the permits, licenses and authorizations referred to in Clause 9.1 to the extent reasonably requested by Alpharma. Both parties covenant and agree that, in all contacts with governmental officials undertaken pursuant to this Agreement, it will not take any action which would cause it, the other party, or any Affiliate of either party, to be in violation of any laws applicable to either party.

9.3 ****

9.4 Hisun shall have and maintain all certificates and permits required for providing the Services required under the laws of The People's Republic of China.

9.5 The Environmental Permit obtained by Alpharma from Zhejiang Province Environmental Protection Bureau on ****, a copy of which is attached hereto as Appendix 8A (the "Environmental Permit") includes a term that Hisun must cease production of certain products. Hisun hereby warrants and undertakes to comply with those terms of the Environmental Permit specifically relating to Hisun including without limitation to cease production of the products specified in the Environmental Permit on the terms specified therein, and to take all such actions as reasonably required by the environmental agencies of the People's Republic of China in respect of obtaining and maintaining the Environmental Permit. In addition to the above, and without in any way limiting the obligations set forth above, Hisun hereby agrees to sign the separate letter agreement concerning waste water volumes attached as Appendix 8B attached hereto.

10 Services related to Storage and Shipping of Product

10.1 Upon completion of manufacture, Product manufactured in the Manufacturing Facility will be stored by Hisun in accordance with the Technical (GMP) Agreement and Alpharma's instructions, standards and specifications at appropriate warehouse facilities at **** until shipment to Alpharma's customers or Alpharma's Affiliates. Hisun shall provide the services under this Clause 10.1 only until such time as the New Facility has been delivered to Alpharma according to the Acquisition and Construction Agreement and is fully qualified and operational, as Alpharma will take over the storage of Product (but not raw materials) at the warehouse facilities at **** at such time.

10.2 Alpharma is responsible for arranging for shipment of the Product to Alpharma's customers. Hisun shall assist in respect of loading, discharge and related matters in accordance with Alpharma's commercially reasonable instructions. Alpharma shall be responsible for all logistical and sales support-related activities and all communications with its customers. Hisun will not be responsible for the loss of the Product except for that caused by the fault of Hisun during storage.

10.3 For the avoidance of doubt, title to Product shall remain with Alpharma at all time and shall not at any time pass to Hisun.

10.4 Hisun will provide commercially reasonable assistance requested by Alpharma in order to enable Alpharma to supply, in a timely manner, an export Certificate of Origin for all Products requiring such a Certificate and any other supporting documentation that Alpharma may require to export the Product to any destination country.

11 Production Plan

11.1 On or before 1 October of each Calendar Year, Alpharma shall submit to Hisun in writing Alpharma's non-binding estimate of quantity of Product Alpharma intends to manufacture at the Manufacturing Facility during the next Calendar Year (the "Production Plan"). Alpharma will revise and update the Production Plan before the beginning of each Calendar Quarter or more frequently if appropriate.

12. Interruptions and Delays

12.1 Hisun shall use reasonable commercial efforts to provide the Services in accordance with the Production Plan. If any activity constituting a part of the Services becomes subject to interruption or delay that may involve a risk of delays in respect of the Production Plan, for any reason, Hisun shall provide Alpharma with prompt written Notice of each such interruption or delay.

12.2 Hisun shall, contemporaneously with the Notice in Clause 12.1, give Alpharma written Notice about when it reasonably believes it will be capable again of performing the Services in accordance with the Agreement, including information on the actions Hisun will take to overcome the interruption or delay. If the interruption or delay lasts for more than 30 (thirty) days, the Parties will review the situation and discuss possible additional measures to be taken by Hisun in order to overcome the interruption or delay and remedy the consequences thereof.

13 Change Management

13.1 Alpharma may at any time during the Term request changes to the Services (hereinafter a "Change"). All Changes will be decided and implemented in accordance with the following:

13.1.1 If Hisun reasonably believes that a Change requested by Alpharma will result in increased out-of-pocket costs for Hisun that should not reasonably be covered by the Service Fee, Hisun shall inform Alpharma of its belief as soon as possible after having received the Change request. Alpharma shall then have the option of confirming or canceling the Change. Should Alpharma confirm the Change, any actual increased out-of-pocket costs shall be charged by Hisun and paid by Alpharma pursuant to Clause 14.5 only if Hisun can establish such increased cost has been incurred.

13.1.2 Unless a requested Change cannot be implemented within a reasonable time because the Know-How or the status or condition of the Manufacturing Facility cannot support such Change, if Hisun does not implement a requested Change within a reasonable time, and the change is required by a governmental regulation or the terms of an Alpharma DMF, Alpharma is entitled to terminate this Agreement with 3 (three) months written Notice, unless Hisun implements the requested Change during such 3 (three) months' period.

13.1.3 Hisun shall not make any Changes without the prior written request or consent of Alpharma.

13.2 All changes to the manufacturing process or other matters that may have an impact on any Regulatory Document shall be decided and implemented in accordance with Appendix 6. Hisun shall not make any such changes without the prior written request or consent of Alpharma. Once a Regulatory Document has been filed by Alpharma with a Governmental Agency, Hisun agrees to take no action that would invalidate, require a modification or otherwise jeopardize the information included in such Regulatory Document.

14. Fees

14.1 In consideration of the Services provided by Hisun to Alpharma under the Agreement, Alpharma shall pay the "Service Fee" specified in Clause 14.2 and reimburse certain direct costs as specified in Clause 14.5.

14.2 ****

14.3 ****

14.4 ****

14.5 In addition to the Services Fee and the Shared Services Fee, Alpharma shall reimburse (a) Hisun's documented actual and direct costs as specified in Appendix 2 relating to (i) the supply of utilities in accordance with Clause 3 and (ii) waste water discharge and other environmental volume-dependent operating costs expressly specified in Appendix 2 and in accordance with Clause 5.2; and (b) Hisun's documented actual and direct out-of-pocket costs relating to the following: (i) the supply of maintenance in accordance with Clause 3, (ii) quality control and quality assurance services in accordance with Clause 4.5; (iii) Changes in accordance with Clause 13.1.1 and (iv) unless otherwise agreed, any raw materials and packaging materials supplied by Hisun pursuant to Clause 7.3.

14.6 Alpharma shall have reasonable access to all documentation for the calculation of the costs relating to the supply of utilities and environmental volume-dependant operating costs set forth in Appendix 2 and the out-of-pocket costs to be reimbursed according to Clause 14.5 including reasonable access to Hisun's related books, internal cost calculations and any other supporting documentation. Hisun shall make available all such information and documentation requested by Alpharma from time to time, and shall grant Alpharma officers and employees and designees including auditors, consultants and agents access to Hisun's premises and books etc. in order to verify the costs relating to the supply of utilities and environmental volume-dependant operating costs set forth in Appendix 2 and the out-of-pocket costs to be reimbursed according to Clause 14.5.

14.7 The prices and fees will not be subject to adjustment unless expressly stated in the Agreement.

14.8 ****

14.9 All prices set forth in this Agreement are in U.S. Dollars (USD) except as otherwise specified herein.

14.10 The payment of the Service Fee according to Clause 14.2, the Shared Service Fee in accordance with Clause 6.1, and the reimbursement of expenses according to Clause 14.5 shall constitute full and complete payment for Hisun's performance of all of its obligations under this Agreement. Any other costs incurred by Hisun in the performance of this Agreement shall be for Hisun's own expense except if otherwise expressly stated in the Agreement.

14.11 Each Party shall be individually responsible for the payment of any taxes imposed on it under the laws of The People's Republic of China or otherwise, and this Agreement shall not shift any tax obligation between the Parties.

15 Payment

15.1 The Service Fee may be invoiced by Hisun at the end of each Calendar Quarter ****.

15.2 The Shared Services Fee may be invoiced by Hisun on a monthly basis. The expenses to be reimbursed according to Clause 14.5 shall be invoiced on a monthly basis covering the costs for the previous calendar month..

15.3 All invoices for the Service Fee shall be expressed in US dollars and payable in the RMB-equivalent of such US dollar-denominated amount (using the RMB-US dollar conversion rate in effect on the date of the invoice according to the Financial Times). Payment shall be made in RMB by Alpharma to Hisun to a recognized banking institution in The Peoples Republic of China nominated by Hisun. Each of the expenses to be reimbursed under Clause 14.5 and the Shared Service Fee payable under Clause 6.1 shall be invoiced and be payable in RMB.

15.4 Payment of the Service Fee, the Shared Services Fee and the reimbursement of Hisun's expenses under Clause 14.5 shall be made within 15 (fifteen) days after the date on which the invoice is received by Alpharma which shall never be earlier than the dates specified in Clause 15.1 and Clause 15.2, as the case may be.

15.5 In the event Alpharma fails to pay amounts which are due in accordance with Clause 15.4, Alpharma shall pay interest at the rate of 1.0% of the overdue payment per month.

16 Inspections

16.1 Hisun shall, upon reasonable advance Notice during normal business hours, permit Alpharma's designated directors, officers, employees, consultants and agents to inspect the utilities, laboratory facilities, raw material storage facilities, warehouse and any other premises, buildings or facilities used by Hisun in the provision of the Services and observe their respective operations, including all aspects of Hisun's production and quality control and quality assurance activities. Hisun shall provide such number of Hisun personnel as reasonably necessary to assist Alpharma in said inspections.

16.2 Promptly after Alpharma or Hisun has received notice of an inspection of the Manufacturing Facility or the Product by any Governmental Agency, the receiving Party shall give the other Party Notice of such inspection(s) and promptly after receipt send a copy of any notices or other correspondence it receives from any other Governmental Agency relating to the Product, the Manufacturing Facility or the manufacturing process for the Product. Each Party shall provide to the other Party for its comments a copy of any planned reply to the Governmental Agency prior to its submittal.

16.3 Upon request from Alpharma, Hisun will provide assistance to Alpharma in respect of any inspection of the Manufacturing Facility by any Chinese Governmental Agency.

17 Non-Compete

17.1 ****

17.2 ****

18 Regulatory Documents

18.1 On or before the Effective Date, Hisun has provided Alpharma with its application for the Vancomycin DMF and all other related correspondence with or submittals to the FDA. From and after the Effective Date, Alpharma shall own all rights to the Vancomycin DMF. Hisun hereby agrees that Alpharma may use the Vancomycin DMF in Hisun's name until such time that the Vancomycin DMF has been transferred to Alpharma's name or Alpharma has obtained a DMF for the Product in the United States in its own name.

18.2 In addition to the rights set forth under Clause 18.1, Alpharma shall be responsible for submitting all other required Regulatory Documents to the FDA, the European regulatory authorities and such other relevant Governmental Agencies in countries where Alpharma decides, from time to time, to seek authority to market and sell the Product. These Regulatory Documents shall be submitted in the name of Alpharma.

18.3 Hisun shall, at its own cost, assist and co-operate with Alpharma in all matters relating to the Vancomycin DMF and all other Regulatory Documents including procuring data and information and any reporting requested or required by any Governmental Agency.

19 Grant of license to the Know-How and Regulatory Documents

19.1 Alpharma hereby grants to Hisun a non-exclusive, non-transferable (and without the right to sublicense other than to Hisun's Affiliates) license to use the Know-How and the Regulatory Documents during the Term solely in connection with Services to be provided under this Agreement and not for any other purpose whatsoever.

19.2 Hisun recognizes that the Know-How and the Regulatory Documents belong to Alpharma and shall continue to solely belong to Alpharma during and after the Term, subject only to Clause 26.2.2.

19.3 Hisun agrees to comply in all respects with the requirements of this Agreement, including all instructions, standards and specifications prescribed for Hisun by Alpharma for manufacturing, packaging and labeling the Product using the licenses granted by Alpharma in this Agreement. Hisun acknowledges that material compliance with the foregoing is a condition for the licenses granted by Alpharma in this Agreement.

20 Public Registrations and Permits

20.1 Hisun warrants and undertakes that it has already effected and obtained and/or shall promptly effect and obtain all valid and effective registrations, permits, licenses, consents and/or approvals from any state, governmental or public bodies and authorities in China which are necessary for acceptance of this Agreement by Hisun and the performance of all obligations to be performed by Hisun under this Agreement, including those in relation to the inspection, quarantine, examination and customs clearance in China and the importation into The Peoples Republic of China of any part of the Know-How.

20.2 Hisun shall deliver documents evidencing its compliance with Clause 20.1 to Alpharma for its inspection and retention upon Alpharma's request.

21 The Trademarks and Know-How

21.1 During the Term, Hisun shall observe and comply with all reasonable requirements, procedures and directions prescribed by Alpharma with respect to the use and safeguarding of the Trademarks and the Know-How. Hisun agrees that unless authorized or required by Alpharma, it will not, at any time, make or authorize to be made, any use, directly or indirectly, of the Trademarks or the Know-How in connection with any articles of any description other than the Product or in any manner other than as provided for herein. Hisun shall in no way represent that it has any ownership in the Trademarks or the Know-How and specifically acknowledges that any prior use of said Trademarks or the Know-How has not created and will not hereafter create any right, title or interest therein or thereto other than as provided for in this Agreement. Hisun agrees that it shall at no time adopt, use, register, purchase or otherwise acquire, without Alpharma's prior written consent, any word, trademark or commercial name that is the same as or similar to the Trademarks and that it shall not use any of the Trademarks as a corporate name.

21.2 If Hisun becomes aware of (i) the fraudulent imitation of the Product or the infringement or potential infringement or violation of the Know-How or any Trademarks; or (ii) any claim that the manufacture, use or sale of any Product infringes or violates any trademark, patent or the know-how rights of any Person, Hisun shall promptly notify Alpharma and shall assist Alpharma or its authorized representative in defending such infringement claim. Hisun shall take no steps nor initiate any action to stop any infringement or violation of the Trademarks or Know-How without Alpharma's prior written authorization. Hisun shall be guided in its actions with respect thereto by the instructions issued by Alpharma. Participation in an action by Hisun at Alpharma's request shall be at Alpharma's sole expense.

21.3 Alpharma shall pay the fees necessary to maintain in force the Trademarks and shall pay the legal fees and incidental costs and expenses (including those reasonably incurred by Hisun) arising from the defense or enforcement of the Know-How or the Trademarks if Alpharma decides to initiate such defense or enforcement. Without limiting Hisun's obligations as to the Know-How contained in the Acquisition and Construction Agreement, Alpharma agrees to defend, indemnify and hold Hisun harmless of any Third-Party claims resulting from Hisun's use of the Trademarks and the Know-How. Hisun and Alpharma shall co-operate in any such defense, action or enforcement of the Trademarks or the Know-How but Alpharma shall have control thereof. Any amounts payable to Alpharma and/or to Hisun as a result of a settlement, judgment or other resolution of a defense or enforcement action or claim with respect to the Trademarks or the Know-How shall be for the sole benefit of Alpharma.

22 Invention and Discoveries

22.1 Any and all Inventions and Discoveries, shall belong solely to Alpharma. Alpharma hereby grants a non-exclusive, irrevocable, non-transferable (without the right to sublicense other than to Hisun's Affiliates), royalty-free license to Hisun for the use of any such Inventions or Discoveries but only for the performance of the Services during the Term. If Hisun becomes aware of any Inventions or Discoveries covered by the above, Hisun shall inform Alpharma thereof without undue delay.

22.2 Alpharma shall have the right, but not the obligation, to prepare, file, and prosecute any patent applications and maintain patents as referred to in Clause 22.1 in its own name. The cost of preparing, filing, and prosecuting any such patent applications and maintaining such patents shall be borne and paid for by Alpharma itself; provided, however, that nothing in this Agreement shall obligate Alpharma to obtain or maintain any such patents. Hisun, if reasonably requested to do so by Alpharma, shall afford commercially reasonable assistance to Alpharma in the preparation and prosecution of patent applications pursuant to this Clause 22.2 and the reasonable costs of such assistance shall be borne and paid for by Alpharma.

23 Data and Records

23.1 All data and records generated by Hisun in the performance of the Services shall be the property of Alpharma and shall be considered Confidential Information of Alpharma, provided, however, that Hisun shall be entitled to retain one copy of any such data and records for archival purposes.

24. Confidentiality

24.1 The Parties shall maintain in confidence and shall not disclose to any Third Party any Confidential Information received pursuant to this Agreement for the Term of this Agreement and for a period of 5 (five) years thereafter provided, however, that such undertakings shall not apply to information that the receiving Party ("Recipient") can prove (i) was in the public domain; or (ii) was received from a Third Party under no secrecy obligation to the other party thereto; (iii) pertains to general information about chemical manufacturing or processing that is not specific and/or material to Product; (iv) it is obligated by law to disclose, or (v) a Party needs to inform its Affiliates or any Government Agency in order to perform in accordance with this Agreement. Confidential Information may be disclosed only to those Third Parties (including Affiliates) who have a need to know the information in connection with the exercise by a Party of its rights and obligations under this Agreement and who have agreed in writing to keep the information confidential to the same extent as is required by this Agreement. A Recipient shall utilize Confidential Information received from the other Party only in connection with the performance of obligations and enjoyment of rights pursuant to this Agreement and shall take commercially reasonable steps to protect the Confidential Information received from the other Party with the same degree of care taken to protect its own confidential or proprietary information, but in no event shall the Recipient use less than a reasonable standard of care.

24.2 Recipient may disclose Confidential Information only to its directors, officers, employees and agents (collectively, the "Agents") who have a reasonable need to know such information for the purpose of the implementation of this Agreement. Recipient agrees to advise all Agents of the obligations arising under this Agreement concerning the treatment of Confidential Information and shall be responsible for enforcing the obligations set forth herein both during their employment or agency and after the termination of such employment or agency. Further, prior to the disclosure of any of the Confidential Information to any Agent of Recipient, Recipient shall secure from such Agent a written acknowledgement of the obligations created by this Agreement.

25 Term and Termination

25.1 Unless terminated earlier as provided in Clause 25.2 below, this Agreement shall remain in effect until **** after the Effective Date ("Initial Term") and will automatically renew for **** (each a "Renewal Term" and collectively with the Initial Term, the "Term") thereafter unless terminated earlier by either Party with **** written Notice prior to the end of the Initial Term or any Renewal Term. Alpharma and Hisun hereby waive any right that either of them may claim under applicable law to require a longer notice period.

25.2 This Agreement may be terminated without recourse to any court:

25.2.1 By either Party upon Notice to the other Party, with immediate effect, in the event of (i) an assignment by the other Party for the benefit of creditors; (ii) the admitted insolvency of the other Party; (iii) the institution of voluntary or involuntary proceedings by or against the other Party in bankruptcy, insolvency, moratorium or for a receivership, or for a winding-up or for the dissolution or reorganization of the other Party (other than a solvent reorganization); or (iv) the taking of any action by the other Party under an act for relief from creditors; in all cases to the extent permitted by applicable law.

25.2.2 By either Party, in case of a Material Breach by the other Party of its obligations under this Agreement upon 60 (sixty) days' written Notice specifying the Material Breach to the other Party, unless in case the breach is curable such breach is cured or the Parties have reached agreement on a plan to achieve a cure of such breach prior to the end of such 60 (sixty) day period.

25.2.3 By Alpharma, upon 30 (thirty) days written Notice to Hisun with immediate effect if the Product infringes an intellectual property right of a Third Party or any Governmental Agency prohibits the Product from being manufactured, shipped, sold or marketed in the US, EU or The Peoples Republic of China.

25.2.4 By Alpharma, immediately by written Notice to Hisun in the event an FDA or European Governmental Agency inspection of the Manufacturing Facility or any other facilities used for the manufacture of the Product results in the inability to continue to produce and sell the Product in the United States or the European Union and the Manufacturing Facility is unable to resume such production and selling within **** of such inspection due to Hisun's failure to perform its obligations or services hereunder.

25.2.5 ****

25.2.6 By either Party due to a Force Majeure Event as provided in Clause 29.2

25.2.7 By Alpharma as provided in Clause 13.1.2.

26. Effect of Termination

26.1 Upon the expiration or termination of this Agreement, regardless of the reason for termination, the following shall apply:

26.1.1 each Party shall promptly return to the other Party all Confidential Information of the thereof;

26.1.2 Hisun shall promptly cease all use of Alpharma's name or Trademarks; and

26.1.3 Hisun will hand over all property of Alpharma in its possession including all Products manufactured by Alpharma and stored at the Hisun warehouse in accordance with Clause 10.1 as well as raw materials and packaging materials provided by Alpharma or for which Hisun was reimbursed by Alpharma.

26.2 Upon termination of the Agreement by Hisun according to Clause 25.2.1 or 25.2.2 or upon termination of the Agreement by Alpharma **** in accordance with Clause 25.2.5, the following shall apply:

26.2.1 ****

26.2.3 ****

26.2.3 ****

26.3 Upon the expiration of this Agreement or upon termination of this Agreement for any reason other than the reasons specified in Clause 26.2, the following shall apply:

26.3.1 The Lease Agreement shall terminate on the same date as this Agreement provided that Alpharma will have **** to remove the Manufacturing Equipment (other than the Leased Manufacturing Equipment, which it leases and does not own) from the Leased Buildings.

26.3.2 Hisun and its Affiliates shall not be entitled to use the Know-How, Inventions and Discoveries or Regulatory Documents for the manufacture or sale of Vancomycin or any Vancomycin Derivative to any Third Party anywhere in the world or for any other purpose whatsoever.

26.4 Upon termination or expiration of this Agreement, each of the Parties agrees to execute such documents and obtain any required Third-Party consents required in order to effectuate the matters set forth in Clause 26.1-26.3.

26.5 The following Clauses shall survive termination or expiration of this Agreement: Clause 19 (Grant of License to Know-How and Regulatory Documents), Clause 21 (Trademark and Know-How), Clause 22 (Inventions and Discoveries); Clause 24 (Confidentiality), Clause 26 (Effect of Termination), Clause 28 (Limitations on Liability), Clause 30 (Governing Law and Arbitration).

27 Additional Warranties

27.1 Hisun and Alpharma warrant to the other that it has all rights and authority necessary to perform its respective obligations under this Agreement.

27.2 Hisun warrants that it is not party to any other agreement with any Third Party for the sale of Product in the Territory.

27.3 Hisun warrants that it will comply in all respects with all laws of The Peoples Republic of China and all laws, rules and regulations of or administered by any Governmental Agency which has issued a Regulatory Document with respect to the performance of its obligations under this Agreement.

28. Limitations on Liability

28.1 Neither Party shall be liable to the other Party, its Affiliates or their respective officers, directors, employees, and agents for any indirect damages, including without limitation, consequential damages, incidental damages, lost profits, loss of opportunity suffered by the other Party whether in contract, tort or otherwise except to the extent that such damages are awarded to a Third Party in an action related to the Product (other than lost profits or loss of opportunity which shall never be recoverable hereunder).

29 Force Majeure

29.1 Neither Party will be deemed to be in breach of this Agreement, or otherwise be liable to the other, for any delay in the performance or the non-performance of any of its obligations under this Agreement, to the extent that the delay or non-performance is caused by a Force Majeure Event, and the circumstances constituting such Force Majeure Event were promptly provided to the other Party, provided that the Party subject to such Force Majeure Event takes all reasonable steps to resolve the circumstances constituting such Force Majeure Event as soon as reasonably possible.

29.2 Upon the occurrence of a Force Majeure Event, the Parties agree to discuss the matter within 48 (forty-eight) hours and if, and the extent to which, performance by the affected Party may be resumed. If the Force Majeure Event has lasted more than three (3) months, calculated from the beginning of the Force Majeure Event, the Party whose performance is not affected by such Force Majeure Event may terminate the Agreement.

29.3 ****

30 Governing Law and Arbitration

30.1 This Agreement shall be governed by the substantive laws of The People's Republic of China, without regard to its conflicts of law rules.

30.2 The Parties shall attempt to resolve any dispute arising out of or relating to the implementation of this Agreement through friendly consultation. Such consultation shall begin immediately after one Party has delivered to the other Party written Notice of a request for such consultation. On proposal of a Party and consent of the other Party, the dispute may also be mediated by a Third Party designated by the Parties.

30.3 In the event that a dispute or alleged breach of this Agreement arises between the Parties, the Parties shall work together in good faith to resolve the matter internally (including the involvement of such representatives of the Parties that have the authority to finally settle such dispute). If the Parties are unable to resolve any dispute within 30 (thirty) days from written Notice from the other Party of the institution of the dispute, the dispute shall be promptly submitted to arbitration pursuant to this Clause 30.4.

30.4 Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force except as otherwise provided in this Clause 30. The appointing authority shall be the Hong Kong International Arbitration Centre ("HKIAC"), and the place of arbitration shall HKIAC in Hong Kong. There shall be only one arbitrator, unless either Party requests that there shall be three arbitrators in which case there shall be three. Any such arbitration shall be administered by HKIAC in accordance with HKIAC Procedures for the Administration of International Arbitration in force at the date of this Agreement including such additions to the UNCITRAL Arbitration Rules as are therein contained. The language of the arbitration shall be English. The arbitration award shall be final and binding on both Parties.

30.5 During arbitration proceedings, the Parties shall continue to perform their respective responsibilities under this Agreement.

30.6 Each Party shall bear its own costs and expenses and an equal share of the arbitrator's and administrative fees of arbitration.

31. Remedies not Exclusive

31.1 Exercise by a Party of any right of termination or any other remedy available to it under this Agreement shall not constitute a waiver of any right of a Party for recovery of any monies due under the Agreement or any other right or remedy, which the Party may have under this Agreement or according to law, unless it is specifically stated that the remedy is sole and exclusive.

32. Cooperation and Assignment

32.1 Each Party will reasonably cooperate with the other in the performance of its respective obligations under the Agreement, including the collection and supply of data. Hisun agrees to assist Alpharma in obtaining and maintaining all permits necessary to produce the Product.

32.2 Neither Party shall make an Assignment without the prior written consent of the other Party. In the event of any Assignment, unless expressly agreed otherwise between the Parties, the assigning Party shall remain primarily liable for performance of this Agreement.

32.3 The covenants, agreements, terms, and conditions contained in this Agreement shall apply to, inure to the benefit of, and be binding upon, the Parties hereto and upon their respective Affiliates, subsidiaries, heirs, executors, administrators, assigns, and successors in interest.

33. Notices

33.1 All Notices shall be provided in writing.

33.2 Any Notice shall be addressed as provided in Clause 33.3 or to such other address of which any Party hereto may from time to time give Notice, and if so addressed shall be deemed to have been duly given and made as follows:

33.2.1 if sent by personal delivery mail service (e.g. FedEx or similar recognized courier service), upon delivery at the address of the relevant Party always provided that delivery takes place during normal business hours on a Business Day;

33.2.2 if sent by fax, two (2) hours after its dispatch always provided (i) that the transmission is successful according to usual fax receipt, (ii) that such time is within normal business hours on a Business Day, (iii) that the recipient has not notified the sender that the fax was illegible (provided that such Notice is given on the same day) and (iv) that the Notice is at the same time forwarded by personal delivery mail service to the relevant Party.

33.3 The relevant addresses and fax numbers of each Party for the purpose of this Agreement are as follows:

If to Hisun, addressed to:

Zhejiang Hisun Pharmaceutical Co., Ltd.
46 Waisha Road, Jiaojiang District
Taizhou City, Zhejiang Province
People's Republic of China
Attention: Mr. Bai Hua, President
FAX 86 576 882 7887

with a copy to: Drug Service Company, LLC Hong Kong New World Tower Room 5004 300 Central Huai Hai Road Shanghai 200021 People's Republic of China Attention: Richard Hung, COO FAX 86 21 6467 6063

If to Alpharma, addressed to: Alpharma AS Harbitzalleen 3, PO Box 158 Skoyen, 0212 Oslo, Norway Attention: President, API division. Telefax: +47 2252 2949	with a copy to: Alpharma ApS Dalslandsgade 11 2300 Copenhagen S Denmark Attention: Legal Department Telefax: +45 3264 5501

33.4 Notwithstanding this Clause 33, routine instructions, requests, directions and notices dealing with day to day operations under this Agreement may be given in such manner to such persons as may be agreed by the Parties is reasonable and practicable.

34. Entire Agreement, Amendments, Severability, No Waiver

34.1 This Agreement constitutes the full understanding of the Parties, a complete allocation of risks between them, and a complete and exclusive statement of the terms and conditions of their agreement with respect to the matters set forth herein. This Agreement supersedes all prior agreements between the Parties, whether written or oral, relating to the same or similar subject matter including Addendum No. 1 to Transaction Documents by and between Hisun and Alpharma dated April 26, 2007. For the avoidance of doubt, the Manufacturing and Supply Agreement between Hisun and Alpharma's Parent shall not be superseded by this Agreement provided, however, that the amendments to the previously agreed-upon but unsigned version of this Agreement, contained in Sections 9.5, 9.6 and 9.7 of the Manufacturing and Supply Agreement are incorporated into this Agreement and are, thus, superseded by this Agreement, whereas for the avoidance of doubt the amendments to this Agreement contained in Section 9.8 of the Manufacturing and Supply Agreement shall continue to be applicable and are, thus, not superseded by this Agreement..

34.2 No change or amendments to this Agreement shall be binding unless made in writing and signed by the Party to be bound.

34.3 No waiver by either Party with respect to any breach or default, or enforcement of any right or remedy, and no course of dealing shall be deemed to constitute (i) a waiver of a subsequent breach or default of the same or a different provision, (ii) a waiver of subsequent enforcement of any right or remedy, or (iii) a continuing waiver of any kind, unless such waiver is expressed in a writing signed by the Party to be bound.

34.4 In case any provision of this Agreement is declared invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

35. Relationship between the Parties.

35.1 The Parties agree that the relationship created by this Agreement is that of independent contractors. Nothing in this Agreement shall create, or be deemed to create, a partnership or the relationship of principal and agent between Alpharma and Hisun or their respective Affiliates; nor shall the Parties be deemed joint venturers for any purpose.

36. Interpretation

36.1 This Agreement is executed in the Chinese and English languages. Each version shall be equally authentic. In the event of an inconsistency between such versions, the English language version shall have priority.

36.2 The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction against either Party shall apply to any term or condition of this Agreement.

36.3 The headings to this Agreement are for ease of reference only and shall not be used to construe any provision.

36.4 The word "including" shall not limit a more general preceding phrase and the word "hereof" shall refer to this Agreement as a whole.

37. Counterparts.

37.1 This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, Hisun and Alpharma have caused this Agreement to be duly signed in duplicate originals by their duly authorized representatives as of the day and year first above written.

ZHEJIANG HISUN PHARMACEUTICAL CO., LTD.

By: /s/ Bai Hua
Name: Bai Hua
Title: President

ALPHARMA (TAIZHOU) PHARMACEUTICAL CO., LTD.

By: /s/ Kenneth Stokholm
Name: Kenneth Stokholm
Title: General Manager

**** Indicates that material has been omitted and filed separately with the Securities and Exchange Commission.